EXHIBIT 10.5

                   EMPLOYMENT AND NON-COMPETITION AGREEMENT
                                      OF
                             RUSSELL D. SCHNEIDER

      This Employment Agreement (hereinafter referred to as the "Agreement") is made and entered into this 24th day of June, 1996 (the "Effective Date") by and between New STAT Healthcare, Inc., a Delaware corporation (hereinafter referred to as "Employer") and Russell D. Schneider (hereinafter referred to as "Employee").

      WHEREAS, Employer is engaged in healthcare services businesses and has, pursuant to an Amended and Restated Agreement and Plan of Reorganization dated as of March 15, 1996, engaged in statutory merger and stock exchange with AmHealth Corporation and its related entities (collectively, "AmHealth"); and

      WHEREAS, subject to the terms and conditions hereinafter provided, Employer desires to employ Employee and Employee desires to be employed by Employer.

      NOW, THEREFORE, in consideration of the employment of Employee and the compensation to be paid by Employer to Employee, Employee hereby accepts employment hereunder subject to the terms and conditions stated below including the agreement of Employee not to enter into certain competitive activities with Employer, as follows:

      1. TERM. This Agreement shall commence on the Effective Date and shall continue for a period of three years or until terminated in accordance with the provisions set forth herein.

      2. DUTIES. Employee shall perform the following duties pursuant to this
Agreement:

      a. Employee shall be employed at Employer's office in Houston, Texas, or at such other location(s) as may be determined by the Board of Directors.

      b. Employee shall be actively involved in Employer's day-to-day activities and will have the duties assigned to Employee from time to time by Employer.

      c. Employee shall be available to assist Employer and its subsidiaries and related entities in any way deemed appropriate, commensurate with the duties of a corporate executive.

      d. Employee acknowledges that Employer is an equal opportunity employer, and that it is Employer's established policy not to discriminate on the basis of age, marital status, race, color, sex, religion or national origin, or to violate any federal or state anti-discrimination law. Employee shall be responsible for carrying out and implementing the foregoing policy throughout the operations and activities of Employer.

      3. COMPENSATION PACKAGE. For all services provided, Employee shall be compensated as follows:

      a. ANNUAL SALARY. Effective as of the Effective Date, Employer shall pay Employee an annual salary of $120,000, payable in equal monthly installments on the last day of each month.

      b. INCENTIVE COMPENSATION. Employee shall be entitled to receive a bonus, the amount of which shall be determined by the compensation committee of the Board of Directors of Employer.

      4. STOCK OPTION. Employee shall be entitled to participate in the 1996 Incentive Stock Option Plan of Employer and upon the approval of the Board of Directors and in accordance with the terms of the Plan shall be granted stock options at the discretion of the Board.

      5. PART TIME EMPLOYMENT. During the term of this Agreement, Employee shall devote an average of ten hours per week to advancing the business and good reputation of Employer. Employer recognizes that Employee may undertake other business ventures contemporaneously with Employee's employment with Employer, and, subject to the provisions of paragraph 6 and 7 of this Agreement, Employer waives any right to assert that Employee's activities on behalf of himself or others constitutes a conflict of interest under the terms of this Agreement.

      6. CONFIDENTIALITY, NON-DISCLOSURE AND OWNERSHIP OF CONFIDENTIAL INFORMATION. Employee acknowledges that during his employment, he will gain access to, or possession or knowledge of, numerous trade secrets, confidential information and other valuable properties, including, but not limited to, hospital and healthcare facility client lists, client files and records, lists of potential clients, prospects or targets, and/or other market and marketing data and plans, price books, promotional devices and methods, business methods, manuals and plans, business and sales techniques and research and development (hereinafter referred to collectively as "Confidential Information"). Confidential Information shall not include information in the public domain or attainable from information generally available to the public. Employee acknowledges that such Confidential Information is unique and a valuable asset which is owned solely by Employer and is to be used only for Employer's benefit. Employee shall not, during or after the term of employment, disclose, divulge, reveal, transfer, reproduce, sell, capitalize upon or take advantage of such Confidential Information and in addition, Employee shall exercise all reasonable efforts and precautions to protect such Confidential Information from misappropriation, misuse, disclosure, breach of confidentiality, or other conduct or action inconsistent with Employer's rights. Upon termination, Employee shall return immediately to Employer all Employer's property (including, without limitation, Confidential Information) in Employee's possession or control.

      7. CONFIDENTIAL INFORMATION; COVENANT NOT TO COMPETE. Upon Employee's termination of employment, Employee shall not disclose Confidential Information or compete with Employer's business pursuant to the following terms:

      a. Employer acknowledges that Employee has previously been involved in an executive capacity for a long period of time in the healthcare services business and that Employee has acquired substantial knowledge concerning that business as a result of such experience. Employee acknowledges that his contact with physicians and medical institutions as a result of his employment by Employer will result in a personal relationship being established between Employee and such physicians and/or the administration of such medical institutions whereby Employee could influence the future actions of such medical institutions and/or physicians relative to the renewal or cancellation of contractual relationships between Employer, its subsidiaries and/or affiliates and such medical institutions and/or physicians. Furthermore, Employee acknowledges and agrees that Employee's employment by Employer will result in the acquisition by Employee of Confidential Information concerning the method of operation and administration of Employer and its subsidiaries and affiliates and of medical institutions and physicians with whom Employer and its subsidiaries and affiliates transact business, including, but not limited to, fee schedules, formulas and special client requirements. Employee acknowledges and agrees that such Confidential Information would create an unfair advantage in the event Employee were to attempt to solicit or provide services of a similar nature to a medical client of Employer and its subsidiaries and/or affiliates.

            Accordingly, Employee agrees not to disclose Confidential Information and agrees not to interfere with the contractual relationship between Employer, its subsidiaries, and/or affiliates and any medical institution and/or physician for a period of two (2) years after termination of employment.

      b. Employee agrees, during the term hereof, and for a period of two (2) years following the termination of employment hereunder, that he will not, directly or indirectly, by himself, or as an employee, director, officer, contractor or agent of another, enter into any business or activity anywhere within the State of Texas during the term hereof in competition with Employer, its subsidiaries and/or affiliates that would involve the following: (i) the solicitation of hospitals or other healthcare facilities to provide emergency department, kidney dialysis or healthcare management services or other contract physician services similar to or in competition with such services provided by Employer or any of its subsidiaries or affiliates providing similar services; or (ii) the solicitation of hospitals or other healthcare facilities that are clients or prospective clients (potential clients as to which a marketing presentation has been made within six (6) months of the date of termination of this Agreement) of Employer to provide any physician staffing, recruitment or management services similar to or in competition with services provided by Employer, its subsidiaries and/or affiliates and with which Employee was associated. Notwithstanding the foregoing, Employee may own up to 5% of the outstanding equity or debt securities of any publicly traded entity which engages in such activities without a breach of this Agreement.

      c. Employee acknowledges that Employer is a party to that certain Professional Services Agreement with Columbia/HCA Healthcare Corporation ("Columbia") dated as of February 1, 1996 (the "Columbia Agreement") whereby Employer provides services to certain Columbia facilities ("Facilities"). Employee agrees that, for a period of two
            (2) years following termination of the Columbia Agreement, he will not, without prior written approval of Columbia, either individually or as an employee, agent, officer or director of a third party, directly or indirectly (i) render any professional, administrative, advisory or consulting services to or for any physician clinic, independent physician organization or similar physician organization within a ten mile radius of any hospital or similar facility to which Employer is provided services under the Columbia Agreement, or
            (ii) solicit, raid, entice or induce any person who is (or was at any time within the one year period immediately preceding such termination) an employee or independent contractor of any Facility to (y) terminate his employment or contract with the Facility, or
            (z) become employed by or contract with any other person, firm, or corporation, and Employee will not approach any such employee or independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other persons.

      8. SOLICITATION OF OTHER EMPLOYEES. Employee shall not, until two (2) years subsequent to the termination of employment, solicit or seek to influence, either directly or indirectly, any employee or any physician or healthcare provider under contract with Employer or any of its subsidiaries or affiliates, to enter into any employment agreements, independent contractor arrangement, or any other contractual arrangement whereby such individual would perform services for compensation, either directly or indirectly, for any person, firm, corporation or other entity or business that provides products or services in competition with the Employer or any of its subsidiaries or affiliates.

      9. BREACH AND REMEDIES. Employee acknowledges that the breach or threatened breach of any of the covenants set forth in this Agreement will result in immediate and irreparable injury to Employer. Accordingly, Employee agrees that in addition to any rights or remedies available to Employer for a breach or threatened breach by Employee of any of the provisions set forth above, Employer shall be entitled to injunctive relief to enforce the obligations of Employee contained therein. Nothing herein shall be construed as prohibiting Employer from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach, including the recovery of damages from Employee. In the event that any of the provisions of this Agreement are found to be unenforceable or void (either in whole or in part), then the offending portion shall be construed as valid and enforceable only to the extent permitted by law and the balance of this Agreement shall remain in full force and effect.

      10. BENEFITS. Employee shall be eligible to participate in all corporate benefit programs provided by Employer for its employees of comparable status in accordance with the personnel policies of Employer as such are in effect from time to time.

      11.   TERMINATION.This Agreement may be terminated as follows:

      a. VOLUNTARY TERMINATION. Either party may terminate this Agreement without cause at any time upon sixty (60) days prior written notice to the other; provided, however, the Agreement has been in place for three (3) complete years commencing on the Effective Date.

      b. TERMINATION FOR CAUSE. This Agreement may be terminated by Employer at any time for cause upon written notice to Employee, which notice shall specify the reason for termination. For purposes of this Section, cause shall include the following: fraud; substantial and continuous non-performance of assigned duties and unlawful activities for which Employee is convicted in a jurisdiction of the United States; and material breach of an express term of this Agreement.

      c. TERMINATION UPON DEATH OR DISABILITY. This Agreement shall terminate upon the death or permanent disability of Employee. Employee shall be deemed to be disabled if he qualifies as such for purposes of receiving long-term or permanent disability payments under the group disability insurance program of Employer or in the event that he is unable to regularly and consistently perform his normal duties as contemplated hereunder for a continuous period of twelve (12) months.

      12. CONFIDENTIALITY. Employee agrees to keep this Agreement and its terms confidential except to the extent that disclosure is required by a lawfully constituted judicial or governmental authority or to the extent that such disclosure is authorized by the prior written consent of Employer and/or Employee.

      13. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties and supersedes and cancels any prior oral or written understanding and/or agreements between them respecting any subject matter of this Agreement. This Agreement may be amended or modified only in writing signed by both parties.

      14. SEVERABILITY. If any provision, term, condition or clause of this Agreement or the application thereof shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

      15. GOVERNING LAW. THIS AGREEMENT IS MADE AND ENTERED INTO IN THE STATE OF TEXAS AND IS TO BE CONSTRUED IN ACCORDANCE WITH AND TAKE EFFECT UNDER THE LAWS OF THE STATE OF TEXAS.

      16. ASSIGNMENT. No party shall have any right to assign, mortgage, pledge, hypothecate or encumber this Agreement, in whole or in part, or any benefit or any rights accruing hereunder, without in any such case first obtaining the prior written consent of the other party hereto, except that Employer may assign this Agreement to a subsidiary of Employer, provided that in the event of such an assignment, Employer shall remain responsible for its obligations hereunder. All rights hereunder are personal to Employee and shall cease upon the termination of this Agreement.

      17. NOTICE. Any notice, or other written communication to be given pursuant to this Agreement for whatever reason shall be deemed duly given and received (a) if delivered personally, from the date of delivery, or (b) by certified mail, postage prepaid, return receipt requested, three (3) days after the date of mailing, addressed to the parties below as follows:

            TO:   New STAT Healthcare, Inc.
                  12450 Greenspoint Drive, Suite 1200
                  Houston, Texas  77060

            TO:   Russell D. Schneider
                  3 Pastoral Pond Circle
                  The Woodlands, Texas 77380

      18. MISCELLANEOUS. Any protection, benefits, rights or other provisions given to Employer in this Agreement shall also be deemed to apply to, protect and inure to the benefit of any subsidiary, affiliate or other business or person related or connected to Employer. All rights of Employer expressed in this Agreement are in addition to any rights available under the common law or other legal principles. Section or paragraph titles or captions contained in this Agreement are inserted only as matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of person or persons, firm or firms, corporation or corporations, and as context may require.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement.

                              NEW STAT HEALTHCARE, INC.

                              By:  /s/ NED E. CHAPMAN

                              Title:Chief Financial Officer

                              /s/ RUSSELL D. SCHNEIDER
                              RUSSELL D. SCHNEIDER